Exhibit 99.1

News Release
Weatherford Reports Second Quarter Income from Continuing Operations of
$0.43 Per Diluted Share, Before Non-Recurring Items
26 Percent Increase Over Prior Year
HOUSTON, July 21, 2008 — Weatherford International Ltd. (NYSE: WFT) today reported second quarter 2008 income from continuing operations of $300 million, or $0.43 per diluted share, excluding an after tax gain from non-recurring items of $0.09. Second quarter diluted earnings per share from continuing operations reflect an improvement of 26 percent over the second quarter of 2007 diluted earnings per share from continuing operations of $0.34, before non-recurring items. The non-recurring items in the second quarter of 2008 results include a gain on the restructuring of a Qatar operation into a JV, partially offset by investigation and exit costs incurred in connection with the company’s withdrawal from sanctioned countries.
Second quarter revenues were $2,229 million, or 23 percent higher than the same period last year, against a backdrop of a seven percent increase in rig count activity. This is the highest level of quarterly revenue in the company’s history.
Sequentially, the company’s second quarter diluted earnings per share from continuing operations, before non-recurring items, were $0.07 lower than the first quarter 2008 diluted earnings per share from continuing operations of $0.50, before non-recurring items, due to the seasonal decline in Canadian activity, which was only partially offset by improvements in other geographic markets.
In the first six months of 2008, revenues were $4.4 billion and income from continuing operations before charges was $650.7 million, or $0.93 per diluted share. In 2007, the company reported revenues for the first six months of $3.7 billion and income from continuing operations before charges of $521.5 million, or $0.75 per diluted share.
North America
Revenues for the quarter were $1,012 million. This is a 15 percent increase over the same quarter in the prior year, as compared to a seven percent rig count increase. Sequentially, revenues decreased seven percent, as compared to an 11 percent decline in rig count, driven by a 68 percent decline in Canadian rig count. In Canada, all product lines decreased. In the United States, strong revenue growth was experienced in our drilling services, wireline, and artificial lift product lines.
Operating income of $224 million was 17 percent higher than the same quarter in the prior year and 23 percent lower sequentially due entirely to the seasonal decline in Canadian activity, which was only partially offset by improvements in the United States.
Middle East/North Africa/Asia
Second quarter revenues of $556 million were 28 percent higher than the second quarter of 2007 and seven percent higher than the prior quarter. Algeria, Kuwait, and Libya as well as Australia,

China and Indonesia were standout performers. By product line, wireline, integrated drilling, well construction and completion all experienced significant increases.
The current quarter’s operating income of $131 million improved 35 percent as compared to the same quarter in the prior year and increased eight percent as compared to the prior quarter.
Europe/West Africa/CIS
Second quarter revenues of $390 million were 34 percent higher than the second quarter of 2007 and 12 percent higher than the prior quarter. Norway, U.K. and Russia all saw strong improvements on a sequential basis. All product lines grew, with the most substantial growth experienced in our drilling services, artificial lift and well construction product lines.
The current quarter’s operating income of $99 million improved 42 percent as compared to the same quarter in the prior year and six percent sequentially.
Latin America
Second quarter revenues of $271 million were 31 percent higher than the second quarter of 2007 and 15 percent higher than the prior quarter. On a sequential basis, Mexico, Brazil and Venezuela were the top performing countries. Region-wide revenue grew in all product lines.
The current quarter’s operating income of $58 million improved 28 percent as compared to the same quarter in the prior year and was four percent lower when compared to the first quarter of 2008 due to mobilization costs incurred with respect to new projects in Mexico.

Discontinued Operations
The company has disposed of its non-core oil and gas development and production business. The results of operations of this business for the current and prior periods are reflected as discontinued operations, net of taxes. For the three months ended June 30, 2008, the gain per diluted share from discontinued operations was $0.01.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2008 second quarter results on July 21, 2008 at 8:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 42,000 people worldwide.
# # #

Contact:	Andrew P. Becnel Chief Financial Officer	(713) 693-4136

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net Revenues:
North America	$1,012,244	$883,364	$2,102,606	$1,889,997
Middle East/North Africa/Asia	556,251	435,338	1,078,135	830,090
Europe/West Africa/CIS	389,563	290,639	737,192	535,597
Latin America	271,192	206,604	507,209	412,546

	2,229,250	1,815,945	4,425,142	3,668,230

Operating Income (Expense):
North America	224,252	192,268	515,905	492,478
Middle East/North Africa/Asia	130,650	96,998	251,324	180,471
Europe/West Africa/CIS	99,016	69,790	192,229	125,025
Latin America	58,355	45,742	118,853	94,331
Research and Development	(44,430)	(40,700)	(87,069)	(81,214)
Corporate Expenses	(35,275)	(23,525)	(68,907)	(50,620)
Exit and Restructuring	64,356	(13,132)	(9,877)	(17,316)

	496,924	327,441	912,458	743,155

Other Income (Expense):
Interest Expense, Net	(62,399)	(35,293)	(115,202)	(69,064)
Other, Net	(5,282)	(5,934)	(4,783)	(8,306)

Income from Continuing Operations
Before Income Taxes and Minority Interest	429,243	286,214	792,473	665,785

Provision for Income Taxes:
Provision for Operations	(57,875)	(59,845)	(138,806)	(152,743)
Tax Charges and Benefit From Exit and Restructuring	—	(45,426)	7,306	(43,906)

	(57,875)	(105,271)	(131,500)	(196,649)

Income from Continuing Operations Before Minority Interest	371,368	180,943	660,973	469,136
Minority Interest, Net of Taxes	(7,324)	(4,463)	(12,860)	(8,837)

Income from Continuing Operations	$364,044	$176,480	$648,113	$460,299
Gain (Loss) from Discontinued Operation, Net of Taxes	6,940	(11,170)	(12,928)	(13,417)

Net Income	$370,984	$165,310	$635,185	$446,882

Basic Earnings Per Share:
Income from Continuing Operations	$0.53	$0.26	$0.95	$0.68
Gain (Loss) from Discontinued Operation	0.01	(0.02)	(0.02)	(0.02)

Net Income	$0.54	$0.24	$0.93	$0.66

Diluted Earnings Per Share:
Income from Continuing Operations	$0.52	$0.25	$0.93	$0.66
Gain (Loss) from Discontinued Operation	0.01	(0.01)	(0.02)	(0.02)

Net Income	$0.53	$0.24	$0.91	$0.64

Weighted Average Shares Outstanding:
Basic	681,870	676,662	681,030	677,340
Diluted	701,927	695,634	699,507	694,124

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In thousands)

	Three Months Ended
	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Net Revenues:
North America	$1,012,244	$1,090,362	$1,053,631	$993,828	$883,364
Middle East/North Africa/Asia	556,251	521,884	537,747	455,932	435,338
Europe/West Africa/CIS	389,563	347,629	344,335	308,587	290,639
Latin America	271,192	236,017	256,128	213,644	206,604

	$2,229,250	$2,195,892	$2,191,841	$1,971,991	$1,815,945

Operating Income (Expense):
North America	$224,252	$291,653	$256,427	$264,183	$192,268
Middle East/North Africa/Asia	130,650	120,674	131,953	103,839	96,998
Europe/West Africa/CIS	99,016	93,213	90,935	77,886	69,790
Latin America	58,355	60,498	63,427	45,453	45,742
Research and Development	(44,430)	(42,639)	(44,904)	(43,199)	(40,700)
Corporate Expenses	(35,275)	(33,632)	(26,403)	(24,945)	(23,525)
Exit and Restructuring	64,356	(74,233)	(9,843)	(3,628)	(13,132)

	$496,924	$415,534	$461,592	$419,589	$327,441

Supplemental Information
(Unaudited)
(In thousands)

	Three Months Ended
	6/30/2008	3/31/2008	12/31/2007	9/30/2007	6/30/2007
Depreciation and Amortization:
North America	$75,093	$74,787	$74,452	$74,047	$66,959
Middle East/North Africa/Asia	45,982	45,736	44,220	40,983	36,951
Europe/West Africa/CIS	27,600	26,621	24,671	22,926	20,936
Latin America	20,368	19,682	21,352	18,880	17,118
Research and Development	1,867	1,694	1,671	1,678	1,669
Corporate	800	768	825	463	909

	$171,710	$169,288	$167,191	$158,977	$144,542

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2008, March 31, 2008 and June 30, 2007 and for the six months ended June 30, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,	June 30,
	2008		2008		2007		2008	2007
Operating Income:
GAAP Operating Income	$496,924		$415,534		$327,441		$912,458	$743,155
Exit and Restructuring	(64,356	)(a)	74,233	(b)	13,132	(c)	9,877	17,316	(d)

Non-GAAP Operating Income	$432,568		$489,767		$340,573		$922,335	$760,471

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(57,875)		$(73,625)		$(105,271)		$(131,500)	$(196,649)
Tax impact of Exit and Restructuring	—		(7,306	) (b)	(4,574	) (c)	(7,306)	(6,094	) (d)
Other Charges	—		—		50,000	(c)	—	50,000	(d)

Non-GAAP Provision for Income Taxes	$(57,875)		$(80,931)		$(59,845)		$(138,806)	$(152,743)

Income from Continuing Operations:
GAAP Income from Continuing Operations	$364,044		$284,069		$176,480		$648,113	$460,299
Total Exit and Restructuring and other charges, net of tax	(64,356	) (a)	66,927	(b)	58,558	(c)	2,571	61,222	(d)

Non-GAAP Income from Continuing Operations	$299,688		$350,996		$235,038		$650,684	$521,521

Diluted Earnings Per Share From Continuing Operations:
GAAP Diluted Earnings per Share From	$0.52		$0.41		$0.25		$0.93	$0.66
Continuing Operations
Total Exit and Restructuring and other charges, net of tax	(0.09	) (a)	0.09	(b)	0.09	(c)	0.00	0.09	(d)

Non-GAAP Diluted Earnings per Share
From Continuing Operations	$0.43		$0.50		$0.34		$0.93	$0.75

Note (a): This amount represents a gain on the restructuring of a Qatar operation into a JV, partially offset by investigation and exit costs incurred in connection with the Company’s withdrawal from sanctioned countries.
Note (b): This amount represents investigation and exit costs incurred in connection with the Company’s withdrawal from sanctioned countries. Also included are severance charges associated with the Company’s reorganization activities.
Note (c): This amount represents severance charges associated with the Company’s reorganization activities. On an after tax basis, these charges approximated $9 million during the three months ended June 30, 2007. In addition, the Company incurred a tax charge of $50 million for withholding taxes required to be paid on a distribution made by the Company to one of its foreign subsidiaries.
Note (d): This amount represents severance charges associated with the Company’s reorganization activities. On an after tax basis, these charges approximated $11 million during the six months ended June 30, 2007. In addition, the Company incurred a tax charge of $50 million for withholding taxes required to be paid on a distribution made by the Company to one of its foreign subsidiaries.